EXHIBIT 5
SCHIFF HARDIN & WAITE
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7200 Sears Tower
Chicago, Illinois 60606

Christopher J. Zinski
(312) 258-5548


                                   June 28, 1996



Eagle BancGroup, Inc.
301 Fairway Drive
Bloomington, Illinois 61701

     Re:  Eagle BancGroup, Inc. -- Registration of 25,000
          Shares of Common Stock, Par Value $0.01 Per Share, on Form S-8
          --------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Eagle BancGroup, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering and sale by the Company of 25,000 shares of Common Stock of the Company, $0.01 par value per share (the "Shares"), as more fully described in the Registration Statement, through the First Federal Savings 401(k) Plan (the "Plan"). The Registration Statement also covers an indeterminate amount of interests to be offered or sold under the Plan.

     In this connection, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and upon payment therefor, as contemplated in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   SCHIFF HARDIN & WAITE

                                   By: /s/ Christopher J. Zinski
                                       --------------------------
                                           Christopher J. Zinski